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                                             As filed pursuant to Rule 424(b)(5)
                                                Under the Securities Act of 1933
                                                     Registration No. 333-131630
SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED MARCH 28, 2007
(TO PROSPECTUS DATED NOVEMBER 14, 2006)
                                   $13,907,700
                                  (APPROXIMATE)
                                   CWALT, INC.
                                    DEPOSITOR

                          [COUNTRYWIDE HOME LOANS LOGO]
                               SPONSOR AND SELLER
                       COUNTRYWIDE HOME LOANS SERVICING LP
                                 MASTER SERVICER
                         ALTERNATIVE LOAN TRUST 2007-8CB
                                 ISSUING ENTITY
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-8CB
                              CLASS M CERTIFICATES

     This Supplement updates the Prospectus Supplement dated March 28, 2007 relating to the Mortgage Pass-Through Certificates, Series 2007-8CB. This Supplement has been prepared in connection with the sale to Countrywide Securities Corporation of the Class M Certificates, and the distribution of the Class M Certificates by Countrywide Securities Corporation in negotiated transactions at varying prices to be determined at the time of sale.

     This Supplement updates the following sections of the Prospectus
Supplement:

     - the "Summary -- ERISA Considerations" section on page S-16 of the Prospectus Supplement;

     - the "ERISA Considerations" section beginning on page S-95 of the Prospectus Supplement; and

     - the "Method of Distribution" section beginning on page S-97 of the Prospectus Supplement.

                       COUNTRYWIDE SECURITIES CORPORATION
                 The date of this Supplement is April 16, 2007.

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SUMMARY -- ERISA CONSIDERATIONS

     The first sentence of the section of the Prospectus Supplement titled "Summary -- ERISA Considerations" on page S-16 of the Prospectus Supplement is replaced by the following:

  ERISA CONSIDERATIONS

     The offered certificates (other than the Class PO, Class X, Class A-R, Class B-1 and Class B-2 Certificates) may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan, so long as certain conditions are met.

ERISA CONSIDERATIONS

     The seventh, ninth and tenth paragraphs of the section of the Prospectus Supplement titled "ERISA Considerations" beginning on page S-95 of the Prospectus Supplement is replaced by the following:

                              ERISA CONSIDERATIONS

     Except as provided below with regard to the supplemental interest trust, it is expected that the Exemption will apply to the acquisition and holding by Plans of the offered certificates (other than the Class PO, Class X, Class A-R, Class B-1 and Class B-2 Certificates) and that all conditions of the Exemption other than those within the control of the investors will be met. In addition, as of the date hereof, there is no single mortgagor that is the obligor on five percent (5%) of the mortgage loans included in the issuing entity by aggregate unamortized principal balance of the assets of the issuing entity.

     BECAUSE THE CLASS PO, CLASS X, CLASS B-1 AND CLASS B-2 CERTIFICATES ARE NOT BEING PURCHASED BY ANY UNDERWRITER TO WHOM AN EXEMPTION SIMILAR TO THE EXEMPTION HAS BEEN GRANTED, THE CLASS PO, CLASS X, CLASS B-1 AND CLASS B-2 CERTIFICATES DO NOT CURRENTLY MEET THE REQUIREMENTS OF THE EXEMPTION OR ANY COMPARABLE INDIVIDUAL ADMINISTRATIVE EXEMPTION GRANTED TO ANY UNDERWRITER. CONSEQUENTLY, THE CLASS PO, CLASS X, CLASS B-1 AND CLASS B-2 CERTIFICATES MAY BE TRANSFERRED ONLY IF THE CONDITIONS IN THE FIRST OR THIRD BULLET POINTS IN THE NEXT PARAGRAPH ARE MET.

     BECAUSE THE CHARACTERISTICS OF THE CLASS A-R CERTIFICATES MAY NOT MEET THE REQUIREMENTS OF THE EXEMPTION, OR ANY OTHER ISSUED EXEMPTION UNDER ERISA, A PLAN MAY HAVE ENGAGED IN A PROHIBITED TRANSACTION GIVING RISE TO EXCISE TAXES OR CIVIL PENALTIES IF IT PURCHASES AND HOLDS CLASS A-R CERTIFICATES. CONSEQUENTLY, TRANSFERS OF THE CLASS A-R CERTIFICATES (AND OF CERTIFICATES OF ANY CLASS THAT, BECAUSE OF A CHANGE OF RATING, NO LONGER SATISFY THE RATING REQUIREMENT OF THE EXEMPTION) WILL NOT BE REGISTERED BY THE TRUSTEE UNLESS THE TRUSTEE RECEIVES:

     - A REPRESENTATION FROM THE TRANSFEREE OF THE CERTIFICATE, ACCEPTABLE TO AND IN FORM AND SUBSTANCE SATISFACTORY TO THE TRUSTEE, THAT THE TRANSFEREE IS NOT A PLAN, OR A PERSON ACTING ON BEHALF OF A PLAN OR USING A PLAN'S ASSETS TO EFFECT THE TRANSFER;

     - A REPRESENTATION THAT THE TRANSFEREE IS AN INSURANCE COMPANY WHICH IS PURCHASING THE CERTIFICATE WITH FUNDS CONTAINED IN AN "INSURANCE COMPANY GENERAL ACCOUNT" (AS DEFINED IN SECTION V(E) OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 ("PTCE 95-60") ) AND THAT THE PURCHASE AND HOLDING OF THE CERTIFICATE SATISFY THE REQUIREMENTS FOR EXEMPTIVE RELIEF UNDER SECTIONS I AND III OF PTCE 95-60; OR

     - AN OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE AND HOLDING OF THE CERTIFICATE BY A PLAN, OR A PERSON ACTING ON BEHALF OF A PLAN OR USING A PLAN'S ASSETS, WILL NOT RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE TRUSTEE OR THE MASTER SERVICER TO ANY OBLIGATION IN ADDITION TO THOSE UNDERTAKEN IN THE POOLING AND SERVICING AGREEMENT.


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THE FIRST REPRESENTATION WILL BE DEEMED TO HAVE BEEN MADE BY THE TRANSFEREE'S
ACCEPTANCE OF A CLASS PO, CLASS X, CLASS B-1 OR CLASS B-2 CERTIFICATE. IF THE REPRESENTATION IS NOT TRUE, OR ANY ATTEMPT TO TRANSFER TO A PLAN OR PERSON ACTING ON BEHALF OF A PLAN OR USING A PLAN'S ASSETS IS INITIATED WITHOUT THE REQUIRED OPINION OF COUNSEL, THE ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID.

METHOD OF DISTRIBUTION

     The section of the Prospectus Supplement titled "Method of Distribution" beginning on page S-97 of the Prospectus Supplement is modified by adding the following paragraphs at the end of that section:

     Subject to the terms and conditions set forth in a purchase agreement between the depositor and Countrywide Securities Corporation, an affiliate of the sellers, the depositor and the master servicer ("CSC"), the depositor has agreed to sell the Class M Certificates to CSC, and CSC has agreed to purchase from the depositor the Class M Certificates. Proceeds to the depositor from the sale of the Class M Certificates are expected to be approximately $13,626,286, before deducting expenses.

     Distribution of the Class M Certificates will be made by CSC from time to time in negotiated transactions at varying prices to be determined at the time of sale. CSC may effect such transactions by selling the Class M Certificates to or through dealers and such dealers, may receive from CSC, for which they act as agent, compensation in the form of underwriting discounts, concessions or commissions. CSC and any dealers that participate with CSC in the distribution of the Class M Certificates may be deemed to be underwriters, and any discounts, commissions or concessions received by them, and any profits on resale of the Class M Certificates purchased by them, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

     The depositor has been advised by CSC that it intends to make a market in the Class M Certificates, but CSC has no obligation to do so. There can be no assurance that a secondary market for the Class M Certificates will develop or, if it does develop, that it will continue or that it will provide certificateholders with a sufficient level of liquidity of investment.

     The depositor has agreed to indemnify CSC against, or make contributions to CSC with respect to, liabilities, customarily indemnified against, including liabilities under the Securities Act of 1933, as amended.


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